EXHIBIT 99


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DATE:      September 17, 1999

CONTACTS:  Richard F. Komosinski, President & CEO
           Joseph D. Roberto, Vice President & Treasurer, CFO

PHONE:     914-965-2500

FOR IMMEDIATE RELEASE

                          YONKERS FINANCIAL CORPORATION
                       TO REPURCHASE UP TO 260,500 SHARES
                        AND ANNOUNCES ANNUAL MEETING DATE

Yonkers, New York, September 17, 1999 - Yonkers Financial Corporation, the holding company (the "Company") for The Yonkers Savings and Loan Association, FA, (the "Association"), announced its initiation of a new stock repurchase program to purchase up to 260,500 shares of its outstanding shares in the open market. These shares will be purchased at prevailing market prices from time to time depending upon market conditions. All repurchase transactions will be effected through registered brokerage firms. Under the previous stock repurchase program the Company repurchased approximately 231,500 shares at an average price of $18.21 per share. The Company currently has 2,363,739 total shares outstanding.

Richard F. Komosinski. President and Chief Executive Officer of the Company, stated that, "We believe that the repurchase of our shares represents an attractive investment opportunity which will benefit the Company and our stockholders."

The Company also announced that its annual meeting date is scheduled for Thursday January 27, 2000.

The Company was organized in 1995 to act as the holding company of the Association. The Association currently serves the financial needs of communities in its market area through four traditional retail offices and one lending center located in Yonkers, New York and three in-store branches, located in Wappingers Falls, New York, Yorktown Heights, New York, and Mt. Vernon, New York.

At June 30, 1999, the Company had consolidated total assets of $392.6 million and stockholders' equity of $38.1 million. The Company's stock trades on The Nasdaq Stock Market under the symbol "YFCB".

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